The share exchange described in this press release involves securities of a foreign company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

February 12, 2015
FOR IMMEDIATE RELEASE

Company Name:	Tokyo Tatemono Co., Ltd.
Representative:	Hajime Sakuma
Representative Director President &Chief Executive Officer
Code Number:	8804 (Tokyo Stock Exchange First Section)
Contact:	Fumio Inada
Managing Officer, Investor Relations & Corporate Communications
Telephone:	+81-(0)3- 3274-1984

Notice Regarding Change in the Number of Shares per Share Unit, Consolidation of Shares, and Change in the Total Number of Authorized Shares

Tokyo Tatemono Co., Ltd. (the “Company”) announces that it has resolved today at its Board of Directors meeting to submit a proposal to its 197th Ordinary General Meeting of Shareholders regarding a change in the number of shares per share unit, consolidation of shares, and a change in the total number of authorized shares, as described below:

1.	Change in the number of shares per share unit

(1)	Reason of the change

The stock exchanges in Japan have announced the “Action Plan for Consolidating Trading Units” with the aim to consolidate the trading unit of common stock of domestic companies listed on the stock exchanges to 100 shares. Respecting this purport as a company listed on Tokyo Stock Exchange, the Company will change the number of shares per share unit to 100 to change the trading unit of its shares to 100 (hereinafter referred to as “the change in the number of shares per share unit.”)

(2)	Details of the change

The number of shares per share unit of common shares of the Company will be changed from 1,000 to 100 as of July 1, 2015.

(3)	Conditions for the change

The change will be subject to the approval at the Company’s 197th Ordinary General Meeting of Shareholders to be held on March 26, 2015 of the proposal to partially amend the Company’s Articles of Incorporation regarding the change in the number of shares per share unit and change in the total number of authorized shares, as well as the proposal for consolidation of shares, in their original forms.

2.	Consolidation of shares

(1)	Purpose of consolidation

As described in “1. Change in the number of shares per share unit” above, the Company will change the number of shares per share unit to 100 and, at the same time, implement the consolidation of shares (consolidating 2 shares to 1 share) with the aim to adjust the investment unit to an appropriate level while taking into account matters such as medium- and long-term changes in stock prices (hereinafter referred to as “the consolidation of shares.”) Based on the change in the number of shares per share unit and the consolidation of shares, the investment unit of the Company’s shares will be at one-fifth of the prior level.

(2)	Details of consolidation

- Class of shares to be consolidated
Common stock

- Consolidation method and ratio
Effective July 1, 2015, 2 shares will be consolidated into 1 share for the number of shares held by shareholders listed in the final register of shareholders as of June 30, 2015.

- Decrease in the number of shares

Total number of shares outstanding before consolidation (as of December 31, 2014)	433,059,168 shares
Decrease in number of shares after consolidation	216,529,584 shares
Total number of shares outstanding after consolidation	216,529,584 shares
(Note)	“Decrease in number of shares after consolidation” and “total number of shares outstanding after consolidation” are theoretical values calculated based on the total number of shares outstanding before consolidation and the consolidation ratio.

(3)	Number of shareholders reduced by the consolidation

The composition of shareholders as of December 31, 2014 according to the register of shareholders is as follows:

	Number of shareholders (ratio)		Number of shares held (ratio)
All shareholders	14,088	(100.00%)	433,059,168	(100.00%)
Less than 2 shares	445	(3.16%)	445	(0.00%)
2 shares or more	13,643	(96.84%)	433,058,723	(100.00%)

Assuming the consolidation of shares is implemented based on the above shareholder composition, the 445 shareholders who own only 1 share will lose their status as shareholders. However, pursuant to Article 194, Paragraph 1, of the Companies Act and the provisions of the Company’s Articles of Incorporation, shareholders who own shares less than one share unit are able to ask the Company to sell an amount of shares that will, when added to the shares less than one share unit held by the shareholder, constitute the number of shares of one share unit. Such shareholders are also able to ask the Company to purchase their shares constituting less than one share unit pursuant to Article 192, Paragraph 1 of the Companies Act and are encouraged to contact their securities firms or the administrator of the Company’s shareholder register.

(4)	Handling of fractional shares

If any fractional shares are created as a result of the consolidation of shares, in accordance with the provisions of the Companies Act, they shall be either sold together or purchased by the Company as treasury stock and the proceeds will be distributed to the shareholders, who held the fractional shares, in proportion to the number of fractional shares they held.

(5)	Conditions for consolidation

The consolidation will be subject to the approval at the Company’s 197th Ordinary General Meeting of Shareholders to be held on March 26, 2015 of the proposal for consolidation of shares, as well as of the proposal to partially amend the Company’s Articles of Incorporation regarding the change in the number of shares per share unit and change in the total number of authorized shares, in their original forms.

3.	Change in the total number of authorized shares

(1)	Reason of the change

Considering the reduction in the total number of shares outstanding, as described in “2. Consolidation of shares,” the Company will change the total number of authorized shares in line with the consolidation ratio in order to adjust the total number of authorized shares (hereinafter referred to as the “the change in the total number of authorized shares.”)

(2)	Details of the change

Effective July 1, 2015, the total number of authorized shares will be changed from 800,000,000 to 400,000,000.

(3)	Conditions for the change

The change will be subject to the approval at the Company’s 197th Ordinary General Meeting of Shareholders to be held on March 26, 2015 of the proposal to partially amend the Company’s Articles of Incorporation regarding the change in the total number of authorized shares and change in the number of shares per share unit, as well as the proposal for consolidation of shares, in their original forms.

4.	Schedule of key events

February 12, 2015:	Board of Directors’ resolution
March 26, 2015 (tentative):	Ordinary General Shareholders Meeting resolution
June 25, 2015 (tentative):	Last day of trading with 1,000 share units
June 26, 2015 (tentative):	First day of trading with 100 share units
July 1, 2015 (tentative):	Effective date of change in the number of shares per share unit, consolidation of shares, and the change in the total number of authorized shares
Early September 2015 (tentative):	Payment of the proceeds from the disposal of fractional shares

5.	Other

A separate “Notice Regarding Partial Changes in the Articles of Incorporation” has been disclosed today.